Exhibit 10.1
THIRD AMENDMENT TO THE
RECEIVABLES PURCHASE AGREEMENT

This THIRD AMENDMENT TO THE RECEIVABLES PURCHASE AGREEMENT, dated as of November 7, 2023 (this “Amendment”), is among:
(i)     C.H. ROBINSON RECEIVABLES, LLC, a Delaware limited liability company, as seller (the “Seller”);
(ii)     C.H. ROBINSON WORLDWIDE, INC., a Delaware corporation (“CHR”), as master servicer (in such capacity, the “Master Servicer”) and as performance guarantor (in such capacity, the “Performance Guarantor”);
(iii)     BANK OF AMERICA, N.A. (“BofA”), as the Purchaser Agent for the BofA Purchaser Group and as a Committed Purchaser for the BofA Purchaser Group;
(iv)    WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells”), as the Purchaser Agent for the Wells Purchaser Group and as a Committed Purchaser for the Wells Purchaser Group; and
(v)    BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
BACKGROUND
WHEREAS, the parties hereto have entered into that certain Receivables Purchase Agreement, dated as of November 19, 2021 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Receivables Purchase Agreement”); and
WHEREAS, concurrently herewith, the Administrative Agent, the Purchaser Agents, the Seller and the Master Servicer are entering into that certain Second Amended and Restated Fee Letter, dated as of the date hereof (the “Fee Letter”).
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1.Definitions. Unless otherwise defined or provided herein, capitalized terms used herein have the meanings attributed thereto in (or by reference in) the Receivables Purchase Agreement.
SECTION 2.Amendments to the Receivables Purchase Agreement. The Receivables Purchase Agreement is hereby amended to incorporate the changes shown on the marked pages of the Receivables Purchase Agreement attached hereto as Exhibit A.
SECTION 3.Certain Representations and Warranties. Each of the Seller and the Master Servicer hereby represents and warrants to the Committed Purchasers, the Purchaser Agents and the Administrative Agent as follows:
(a)Representations and Warranties. The representations and warranties made by such party in the Receivables Purchase Agreement and in any other Transaction Document to which it is a party are true and correct in all material respects both as of the date hereof and immediately after giving effect to this Amendment and the Fee Letter

(except to the extent such representations and warranties explicitly refer solely to an earlier date, in which case they shall be true and correct as of such earlier date).
(b)Power and Authority; Due Authorization. Such party (i) has all necessary power and authority to (A) execute and deliver this Amendment, the Fee Letter and the other Transaction Documents to which it is a party in any capacity and (B) carry out the terms of and perform its obligations under this Amendment, the Fee Letter and the other Transaction Documents applicable to it and (ii) has duly authorized by all necessary corporate or limited liability company action, as applicable, the execution, delivery and performance of this Amendment, the Fee Letter and the other Transaction Documents to which it is a party in any capacity.
(c)No Violation. The execution, delivery and performance by such party of this Amendment, the Fee Letter and the other Transaction Documents to which it is a party in any capacity will not (i) conflict with its articles or certificate of incorporation or formation, as applicable, or its by-laws or limited liability company agreement, as applicable, or (ii) violate any Law applicable to it or any of its properties, except in the case of clause (ii), where such conflict or violation could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
(d)Validity, etc. This Amendment, the Receivables Purchase Agreement, the Fee Letter and the other Transaction Documents to which it is a party constitute the legal, valid and binding obligations of such party enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at Law.
(e)No Defaults. No Event of Termination, Unmatured Event of Termination, Master Servicer Termination Event or Unmatured Master Servicer Termination Event shall have occurred and be continuing either before or immediately after giving effect to this Amendment and the Fee Letter.
(f)Net Portfolio Balance. Both as of the date hereof and immediately after giving effect to this Amendment and the Fee Letter, the sum of the Purchasers’ Total Investment and the Required Reserves do not exceed the Net Portfolio Balance.
SECTION 4.Effectiveness. This Amendment shall be effective as of the date hereof, upon satisfaction of the following conditions precedent:
(a)Execution of the Amendment. The Administrative Agent shall have received a counterpart of this Amendment duly executed by each of the other parties hereto.
(b)Execution of the Fee Letter. The Administrative Agent shall have received a counterpart of the Fee Letter duly executed by each of the parties thereto.
(c)Receipt of Upfront Fee. The Administrative Agent shall have received evidence that the Upfront Fee (as defined in the Fee Letter) has been received by each Purchaser Agent.
(d)Other Documents. The Administrative Agent shall have received such other documents, agreements, certificates, instruments, opinions and secretary’s
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certificates listed on Annex A hereto or as the Administrative Agent may reasonably request prior to the date hereof.
SECTION 5.Reference to, and Effect on the Receivables Purchase Agreement and the Transaction Documents.
(a)The Receivables Purchase Agreement (except as specifically amended herein) shall remain in full force and effect and the Receivables Purchase Agreement and each of the other Transaction Documents are hereby ratified and confirmed in all respects by each of the parties hereto.
(b)On and after the execution and delivery of this Amendment, (i) this Amendment shall be a part of the Receivables Purchase Agreement amended hereby and (ii) each reference in the Receivables Purchase Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Receivables Purchase Agreement, and each reference in any other Transaction Document to “the Receivables Purchase Agreement”, “thereunder”, “thereof” or words of like import referring to the Receivables Purchase Agreement, shall mean and be a reference to the Receivables Purchase Agreement, as amended by this Amendment.
(c)The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Administrative Agent, any Purchaser Agent, any Conduit Purchaser or any Committed Purchaser under, nor constitute a waiver of any provision of, the Receivables Purchase Agreement or any other Transaction Document.
(d)To the extent that the consent of any party hereto, in any capacity, is required under the Transaction Documents or any other agreement entered into in connection with the Transaction Documents with respect to any of the amendments set forth herein, such party hereby grants such consent.
SECTION 6.Transaction Document. This Amendment shall be a Transaction Document under (and as defined in) the Receivables Purchase Agreement.
SECTION 7.Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
SECTION 8.Execution in Counterparts; Electronic Records and Signatures. This Amendment and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Amendment (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Seller and Master Servicer agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on each of the Seller and Master Servicer to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of each of the Seller and Master Servicer enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Purchasers of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery
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and/or retention. The Administrative Agent and each of the Purchasers may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Purchasers shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Seller or Master Servicer, as applicable, without further verification and (b) upon the request of the Administrative Agent or any Purchaser, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
SECTION 9.Governing Law. THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).
SECTION 10.Severability. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 11. Captions and Cross References. The various captions in this Amendment are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Amendment. Unless otherwise indicated, references in this Amendment to any Section, Appendix, Schedule or Exhibit are to such Section of or Appendix, Schedule or Exhibit to the Receivables Purchase Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.
SECTION 12.Reaffirmation of Performance Guaranty. After giving effect to this Amendment, the Fee Letter and the transactions contemplated hereby and thereby, all of the provisions of the Performance Guaranty shall remain in full force and effect, and the Performance Guarantor hereby ratifies and affirms the Performance Guaranty and acknowledges that the Performance Guaranty has continued and shall continue in full force and effect in accordance with its terms.

[Signatures begin on the following page]
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

C.H. Robinson Worldwide, Inc.,
as Master Servicer and as Performance Guarantor

By: /s/ Brent C. Schoenrock Name: Brent Schoenrock Title: Treasurer

C.H. Robinson Worldwide, Inc.,
as Seller

By: /s/ Brent C. Schoenrock Name: Brent Schoenrock Title: Treasurer

Third Amendment to
BofA/CHR Receivables Purchase Agreement

BANK OF AMERICA, N.A.,
as Administrative Agent

By: /s/ Chris Haynes Name: Chris Haynes Title: Senior Vice President

BANK OF AMERICA, N.A., as Purchaser Agent for the BofA Purchaser Group

By: /s/ Chris Haynes Name: Chris Haynes Title: Senior Vice President

BANK OF AMERICA, N.A., as a Committed Purchaser for the BofA Purchaser Group

By: /s/ Chris Haynes Name: Chris Haynes Title: Senior Vice President

Third Amendment to
BofA/CHR Receivables Purchase Agreement

WELLS FARGO BANK, N.A., as Purchaser Agent for the Wells Purchaser Group

By: /s/ Jonathan Davis Name: Jonathan Davis Title: Director

WELLS FARGO BANK, N.A., as a Committed Purchaser for the Wells Purchaser Group

By: /s/ Jonathan Davis Name: Jonathan Davis Title: Director

Third Amendment to
BofA/CHR Receivables Purchase Agreement

EXHIBIT A

AMENDMENTS TO RECEIVABLES PURCHASE AGREEMENT

(attached)
    Exhibit A

~~CONFORMED COPY~~EXECUTION VERSION

~~CONFORMED~~EXHIBIT A TO AMENDMENT ~~2~~3, DATED ~~July~~November 7, ~~2022~~2023

RECEIVABLES PURCHASE AGREEMENT
Dated as of November 19, 2021
among
C.H. ROBINSON WORLDWIDE, INC.,
as initial Master Servicer and Performance Guarantor,
C.H. ROBINSON RECEIVABLES, LLC,
as Seller,
and
THE VARIOUS CONDUIT PURCHASERS, COMMITTED PURCHASERS, AND PURCHASER AGENTS FROM TIME TO TIME PARTY HERETO,
BANK OF AMERICA, N.A.,
as Administrative Agent

SECTION 1.4Changes in Purchasers’ Total Commitment. Provided that no Event of Termination, Unmatured Event of Termination or Master Servicer Termination Event exists and is continuing, Seller may request an increase in the Purchasers’ Total Commitment up to an amount not to exceed $~~500,000,000~~750,000,000, ratably among the Purchaser Groups, in a minimum amount of $50,000,000 (or a larger integral multiple of $1,000,000), upon at least thirty (30) days’ (or such lesser time as the Administrative Agent may agree) written notice to Administrative Agent and each Purchaser Agent (a “Commitment Increase Request”), which request shall specify the aggregate amount of any such increase and the applicable Committed Purchasers’ proposed respective portions thereof. Promptly upon receipt of a Commitment Increase Request, Administrative Agent, each Purchaser Agent and each Committed Purchaser shall notify Seller and Administrative Agent as to whether such Person approves such Commitment Increase Request (it being understood that Administrative Agent, each Purchaser Agent and each Committed Purchaser may accept or decline such Commitment Increase Request in its sole discretion and on such terms as it may elect). The failure of any Person to affirmatively notify the Seller of such Person’s election regarding such increase request within ten (10) Business Days after its receipt thereof shall be deemed to be a refusal by such Person to grant the requested increase. If any Committed Purchaser issues a negative response, in whole or in part, or fails to issue a timely response, Seller may request another Committed Purchaser to agree to the declined portion of such increase by issuing another Commitment Increase Request pursuant to this Section 1.4. In the event that any Committed Purchaser shall approve such Commitment Increase Request, each such Committed Purchasers and the other parties hereto that approved such Commitment Increase Request shall enter into such documents as such Persons may deem necessary or appropriate to reflect such increase with respect to such Purchasers.
ARTICLE II

COMPUTATIONAL RULES
SECTION 2.1Selection of Rate Tranches. Subject to the requirements set forth in this Article II, each Purchaser Agent shall from time to time, only for purposes of computing Yield with respect to each Purchaser in its Purchaser Group, account for the Asset Interest in terms of one or more Rate Tranches, and the applicable Yield Rate may be different for each Rate Tranche. Each Purchaser’s Investment shall be allocated to each Rate Tranche by the related Purchaser Agent to reflect the funding sources for each portion of the Asset Interest, so that:
(a)there will be one or more Rate Tranches, selected by each Purchaser Agent, reflecting the portion, if any, of the Asset Interest funded or maintained by its related Committed Purchaser other than through the issuance of Commercial Paper Notes (including by outstanding Liquidity Advances or by funding under an Enhancement Agreement); and
(b)there will be a Rate Tranche, selected by each Purchaser Agent, equal to the excess of aggregate Investment of the Purchasers in its Purchaser Group over the aggregate amounts allocated at such time pursuant to clause (a) above, which Rate

(c)Yield for any Rate Tranche shall not be considered paid by any distribution or other payment if at any time such distribution or payment is rescinded or must otherwise be returned for any reason.
SECTION 2.5Estimates of Yield Rate, Fees, Etc. It is understood and agreed that (a) the Yield Rate for any Rate Tranche may change from one applicable Yield Period or Settlement Period to the next, and the applicable Bank Rate, Base Rate or CP Rate used to calculate the applicable Yield Rate may change from time to time and at any time during an applicable Yield Period or Settlement Period, (b) any rate information provided by any Purchaser Agent to Seller or Master Servicer shall be based upon such Purchaser Agent’s good faith estimate, (c) the amount of Yield actually accrued with respect to a Rate Tranche during any Yield Period (or, in the case of the Rate Tranche funded by Commercial Paper Notes, any Settlement Period) may exceed, or be less than, the amount set aside with respect thereto by Master Servicer, and (d) the amount of fees or other amounts payable to any Affected Party accrued hereunder with respect to any Settlement Period may exceed, or be less than, the amount set aside with respect thereto by Master Servicer. Failure to set aside any amount so accrued shall not relieve Master Servicer of its obligation to remit Collections to the applicable Purchaser Agent or otherwise to any other Person with respect to such accrued amount, as and to the extent provided in Section 3.1.
SECTION 2.6Illegality. If the Administrative Agent, any Purchaser or Purchaser Agent determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Purchaser to make, maintain or fund any Purchasers' Tranche Investment accruing Yield by reference to ~~the BSBY Rate~~Daily 1M SOFR, or to determine or charge interest rates based upon ~~the BSBY Rate~~Daily 1M SOFR then, upon notice thereof by the Administrative Agent or such Purchaser or Purchaser Agent to the Seller (through the Administrative Agent), (a) any obligation of such Purchaser to make or continue any Purchasers' Tranche Investment accruing Yield under ~~the BSBY Rate~~Daily 1M SOFR or to convert such Purchasers' Tranche Investment accruing Yield under ~~the BSBY Rate~~Daily 1M SOFR shall be suspended, and (b) if such notice asserts the illegality of such Purchaser making or maintaining such Purchasers' Tranche Investment accruing Yield under the Base Rate which is determined by reference to the ~~BSBY Rate~~Daily 1M SOFR component of the Base Rate, the rate on which Purchasers' Tranche Investment accruing Yield under the Base Rate of such Purchaser shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the ~~BSBY Rate~~Daily 1M SOFR component of the Base Rate, in each case until such Purchaser notifies the Administrative Agent and the Seller that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Seller shall, upon demand from such Purchaser (with a copy to the Administrative Agent), prepay or, if applicable, convert all Purchasers' Tranche Investment accruing Yield under ~~the BSBY Rate~~Daily 1M SOFR of such Purchaser to Purchasers' Tranche Investment accruing Yield under the Base Rate (the rate on which such Purchasers' Tranche Investment accruing Yield under the Base Rate of such Purchaser shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the ~~BSBY Rate~~Daily 1M SOFR component of the Base Rate), either on the last day of the Yield Period therefor, if such Purchaser may lawfully continue to maintain such Purchasers' Tranche Investment accruing Yield under ~~the BSBY Rate~~Daily 1M SOFR to such day, or immediately, if such Purchaser may not lawfully continue to maintain such

Purchasers' Tranche Investment accruing Yield under ~~the BSBY Rate~~Daily 1M SOFR and (ii) if such notice asserts the illegality of such Purchaser determining or charging interest rates based upon ~~the BSBY Rate~~Daily 1M SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Purchaser without reference to the ~~BSBY Rate~~Daily Simple SOFR component thereof until the Administrative Agent is advised in writing by such Purchaser that it is no longer illegal for such Purchaser to determine or charge interest rates based upon ~~the BSBY Rate~~Daily 1M SOFR. Upon any such prepayment or conversion, the Seller shall also pay accrued interest on the amount so prepaid or converted., together with any additional amounts required pursuant to Section 4.3.
SECTION 2.7Inability to Determine Rates.
(a)Inability to Determine Rates. If in connection with any request for a Purchasers' Tranche Investment accruing Yield under ~~the BSBY Rate~~Daily 1M SOFR or a conversion to or continuation thereof, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 2.7(b), and the circumstances under clause (i) of Section 2.7(b) or the Scheduled Unavailability Date has occurred (as applicable) or (B) adequate and reasonable means do not otherwise exist for determining ~~BSBY~~Daily 1M SOFR for any requested Yield Period with respect to a proposed Purchasers' Tranche Investment accruing Yield under ~~the BSBY Rate~~Daily 1M SOFR or in connection with an existing or proposed Purchasers' Tranche Investment accruing Yield under the Base Rate, or (ii) the Administrative Agent or the Required Purchasers determine that for any reason ~~the BSBY Rate~~Daily 1M SOFR for any requested Yield Period with respect to a proposed Purchasers' Tranche Investment accruing Yield under ~~the BSBY Rate~~Daily 1M SOFR does not adequately and fairly reflect the cost to such Purchaser of funding such Purchasers' Tranche Investment accruing Yield under ~~the BSBY Rate~~Daily 1M SOFR, the Administrative Agent will promptly so notify the Seller and each Purchaser and Purchaser Agent. Thereafter, (x) the obligation of the Purchasers to make or maintain Purchasers' Tranche Investment accruing Yield under ~~the BSBY Rate~~Daily 1M SOFR or to convert Purchasers' Tranche Investment accruing Yield under the Base Rate to Purchasers' Tranche Investment accruing Yield under ~~the BSBY Rate~~Daily 1M SOFR, shall be suspended (to the extent of the affected Purchasers' Tranche Investment accruing Yield under ~~the BSBY Rate~~Daily 1M SOFR or Yield Periods), and (y) in the event of a determination described in the preceding sentence with respect to the ~~BSBY~~Daily 1M SOFR component of the Base Rate, the utilization of the ~~BSBY Rate~~Daily 1M SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Purchasers described in clause (ii) of this Section 2.7(a), until the Administrative Agent upon instruction of the Required Purchasers) revokes such notice. Upon receipt of such notice, (i) the Seller may revoke any pending request for a Purchasers' Tranche Investment of, or conversion to, or continuation of such Purchasers' Tranche Investment accruing Yield under ~~the BSBY Rate~~Daily 1M SOFR (to the extent of the affected Purchasers' Tranche Investment accruing Yield under ~~the BSBY Rate~~Daily 1M SOFR or Yield Periods) or, failing that, will be deemed to have converted such request into a request for a Purchasers' Tranche Investment accruing Yield under the Base Rate in the amount specified therein and (ii)

any outstanding Purchasers' Tranche Investment accruing Yield under ~~the BSBY Rate~~Daily 1M SOFR shall be deemed to have been converted to Purchasers' Tranche Investment accruing Yield under the Base Rate immediately at the end of their respective applicable Yield Period.
(b)SOFR Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Transaction Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Seller or Required Purchasers notify the Administrative Agent (with, in the case of the Required Purchasers, a copy to the Seller) that the Seller or Required Purchasers (as applicable) have determined, that:
(i)adequate and reasonable means do not exist for ascertaining ~~one month, three month and six month interest periods of BSBY~~Daily 1M SOFR for any Purchasers’ Tranche Investment, including, without limitation, because the ~~BSBY~~Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)~~Bloomberg~~CME or any successor administrator of the ~~BSBY~~Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or ~~Bloomberg or~~ such administrator with respect to its publication of ~~BSBY,~~the Term SOFR Screen Rate in each case acting in such capacity, has made a public statement identifying a specific date after which ~~one month, three month and six month~~ one-month interest periods of ~~BSBY or~~ the ~~BSBY~~Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such representative interest periods of ~~BSBY~~the Term SOFR Screen Rate after such specific date (the latest date on which ~~one month, three month and six month~~one-month interest periods of ~~BSBY or~~ the ~~BSBY~~Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);
then, on a date and time determined by the Administrative Agent (any such date, the “~~BSBY~~Term SOFR Replacement Date”), which date shall be at the end of ~~an~~a Yield Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, ~~BSBY~~Daily 1M SOFR will be replaced hereunder and under any Transaction Document with~~, subject to the proviso below, the first available alternative set forth in the order below~~ Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document (the “Successor Rate”)~~:~~.
~~(x)    Term SOFR plus the SOFR Adjustment; and~~

~~(y)    Daily Simple SOFR plus the SOFR Adjustment;~~
~~provided that, if initially BSBY is replaced with the rate contained in clause (y) above (Daily Simple SOFR plus the SOFR Adjustment) and subsequent to such replacement, the Administrative Agent determines that Term SOFR has become available and is administratively feasible for the Administrative Agent in its sole discretion, and the Administrative Agent notifies the Seller and each Purchaser of such availability, then from and after the beginning of the Yield Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Successor Rate shall be Term SOFR plus the SOFR Adjustment.~~
    If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all Yield will be payable on a monthly basis.
    Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that ~~neither of the alternatives set forth in clauses (x) and (y) above is~~Daily Simple SOFR is not available on or prior to the ~~BSBY~~Term SOFR Replacement Date, (ii) if the events or circumstances of the type described in Section 2.7(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect or (iii) at any other time as the Administrative Agent and the Seller may agree, then in each case, the Administrative Agent and the Seller may amend this Agreement solely for the purpose of replacing ~~BSBY~~Daily 1M SOFR or any then current Successor Rate in accordance with this Section 2.7 at the end of any Yield Period, relevant interest payment date or payment period for interest calculated, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmarks~~, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated~~. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Purchasers and the Seller unless, prior to such time, Purchaser Agents comprising the Required Purchasers have delivered to the Administrative Agent written notice that such Required Purchasers object to such amendment.
    The Administrative Agent will promptly (in one or more notices) notify the Seller and each Purchaser of the implementation of any Successor Rate.
    Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Party or any Obligor or any of their respective Affiliates, all as if it was not a Purchaser, a Purchaser Agent, a Program Administrator or Administrative Agent hereunder, and without any duty to account therefor to any Purchaser or any other holder of an interest in Pool Receivables.
SECTION 11.11    Sharing of Recoveries. Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Investment or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Lien created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchaser in such recovery. If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
SECTION 11.12    Non-Reliance on Administrative Agent, Purchaser Agents and Other Purchasers. Each Purchaser expressly acknowledges that none of the Administrative Agent, the Purchaser Agents nor any of their respective officers, directors, members, partners, certificateholders, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent, or any Purchaser Agent hereafter taken, including any review of the affairs of the Seller, Master Servicer or any Originator, shall be deemed to constitute any representation or warranty by the Administrative Agent or such Purchaser Agent, as applicable. Each Purchaser represents and warrants to the Administrative Agent and the Purchaser Agents that, independently and without reliance upon the Administrative Agent, Purchaser Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, Master Servicer or the Originators, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items specifically required to be delivered hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser Agent with any information concerning the Seller, Master Servicer or the Originators or any of their Affiliates that comes into the possession of the Administrative Agent or any of its officers, directors, members, partners, certificateholders, employees, agents, attorneys-in-fact or Affiliates.
SECTION 11.13    Recovery of Erroneous Payments.
(a)~~Without limitation of any other provision in this Agreement, if at any time~~If the Administrative Agent ~~makes a payment hereunder in error to~~(x) notifies any Purchaser or Purchaser Agent (the “Credit Party”), ~~whether or not in respect of an Obligation due and owing by the Seller at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the~~

~~Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for~~or any Person who has received funds on behalf of a Credit Party (any such Credit Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to,or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Credit Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 11.13 and held in trust for the benefit of the Administrative Agent, and such Credit Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds, together with any yield thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such ~~Rescindable Amount is~~Erroneous Payment (or portion thereof) was received by ~~it to but excluding~~such Payment Recipient to the date ~~of payment~~such amount is repaid to the Administrative Agent~~,~~ in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation~~. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The~~ from time to time in effect. A notice of the Administrative Agent ~~shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.~~to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

~~(b) With respect to any payment that the Administrative Agent makes for the account of any Credit Party hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”) : (1) the Seller has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Seller (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment. A notice of the Administrative Agent to any Purchaser or Purchaser Agent with respect to any amount owing under this Section 11.13 shall be conclusive, absent manifest error.~~

(b)Without limiting immediately preceding clause (a), each Credit Party or any Person who has received funds on behalf of a Credit Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Credit Party or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)such Credit Party shall (and cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.13(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 11.13(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 11.13(a) or on whether or not an Erroneous Payment has been made.

(c)Each Credit Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Credit Party under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Credit Party under any Transaction Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Credit Party, to the rights and interests of such Credit Party, as the case may be) under the Transaction Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Seller; provided that this Section 11.13 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Seller relative to the amount (or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Transaction Document), the Seller for the purpose of a payment on the Obligations.

(e)To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 11.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Credit Party, the termination of the applicable Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Transaction Document.

ARTICLE XII

INDEMNIFICATION

SECTION 12.1 Indemnities by Seller.

(a)General Indemnity. Without limiting any other rights which any such Person may have hereunder or under applicable Law, but subject to Sections 12.1(b) and 13.5, Seller agrees to indemnify and hold harmless Administrative Agent, each Program Administrator, each Purchaser, each Purchaser Agent, each Enhancement Provider, each Liquidity Provider, each other Affected Party, any sub-agent of Administrative Agent or any Purchaser Agent, any assignee or successor of any of the foregoing and each of their respective Affiliates, and all directors, members, managers, directors, shareholders, officers, employees and attorneys or agents of any of the foregoing (each an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses (including all filing fees), including reasonable attorneys’, consultants’ and accountants’ fees and disbursements but excluding all Excluded Taxes other than any amounts reimbursable pursuant to Section 3.3, (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of, relating to or in

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Administrative Agent, any Purchaser or Purchaser Agent, or any of their respective Subsidiaries is located or doing business, all laws, rules, and regulations of any jurisdiction applicable to any CHR Party or any Person that is an Affiliate of a CHR Party from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means applicable Law in any jurisdiction in the Administrative Agent, any Purchaser or Purchaser Agent, or any of their respective Subsidiaries are located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Asset Interest” is defined in Section 1.2(c).

“Bank Rate” for any day falling in a particular Yield Period with respect to any Rate Tranche and any Purchaser Group means an interest rate per annum equal to ~~the BSBY Rate~~Daily 1M SOFR on such day plus the SOFR Adjustment.

“Bankruptcy Code” means Title 11 of the United States Code.

“Base Rate” means, with respect to any Purchaser, on any date, a fluctuating rate of interest per annum equal to the highest of:

(a) the applicable Prime Rate for such date;

(b) the Federal Funds Rate for such date, plus 0.50%; and

(c) ~~the BSBY Rate~~Daily 1M SOFR on such day plus the SOFR Adjustment, plus 0.50%.

“BASEL Accord” means, the second accord adopted by the BASEL Committee on Banking Supervision (as defined below), to the extent and in the manner implemented as an applicable law, guideline or request (or any combination thereof) from any Governmental Authority (whether or not having the force of law), as such accord and any related law, guideline or request may be amended, supplemented, restated or otherwise modified, including, but not limited to, each similar and subsequent accord that may be adopted by the BASEL Committee on Banking Supervision (including, but not limited to, the proposed accord known as BASEL III) and all related laws, guidelines or requests implementing each such accord as may be adopted and amended or supplemented from time to time. As used herein, “BASEL Committee on Banking Supervision” means, the committee created in 1974 by the central bank governors of the Group of Ten nations. For purposes hereof “Group of Ten” shall mean the eleven countries of Belgium, Canada, France, Germany, Switzerland, the United States, Italy, Japan, the Netherlands, Sweden and the United Kingdom, which are commonly referred to as the “Group of Ten” or “G-10”, and any successor thereto.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

~~“Bloomberg” means Bloomberg Index Services Limited.~~

“BofA” is defined in the preamble.

~~“BSBY” means the Bloomberg Short-Term Bank Yield Index rate.~~

~~“BSBY Rate” means for any day during any Yield Period, the rate per annum equal to the BSBY Screen Rate on such day with a term equivalent to one-month (or if the rate is not published on such determination date then BSBY Rate means the BSBY Screen Rate on the first Business Day immediately prior thereto); provided that if the BSBY Rate determined in accordance with this definition would otherwise be less than zero, the BSBY Rate shall be deemed zero for purposes of this Agreement.~~

~~“BSBY Screen Rate” means the Bloomberg Short-Term Bank Yield Index rate administered by Bloomberg and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).~~

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s office is located ~~and, if such day relates to any Rate Tranche funded at the BSBY Rate, in New York City~~.

“Change of Control” means the occurrence of any of the following:

(a) CHRCI shall at any time cease to directly own or control 100% of the Voting Stock of Seller free and clear of any Adverse Claim;

(b) Performance Guarantor shall at any time cease to directly or indirectly own or control 100% of the Voting Stock of any Originator free and clear of any Adverse Claim; or

(c) with respect to Performance Guarantor:

(i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the 1934 Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of thirty-five percent (35%) or more of the voting power of the then outstanding Voting Stock of Performance Guarantor entitled to vote generally in the election of the directors of Performance Guarantor;

(ii) during any period of twelve (12) consecutive calendar months, the board of directors of Performance Guarantor shall cease to have as a majority of its members individuals (i) who were directors of Performance Guarantor on the first day of such period or (ii) whose election by the board of directors or whose nomination for election by the shareholders of the Performance Guarantor was approved by at least a majority of the directors then still in office at the time of such election or nomination who were directors of Performance Guarantor on the first day of such period or whose election or nomination for election was so approved; or

(iii) Performance Guarantor consolidates with or merges into another Person (other than a Subsidiary of Performance Guarantor) or conveys, transfers or leases all or substantially all of its property to any Person (other than a Subsidiary of Performance Guarantor), or any Person (other than a Subsidiary of Performance Guarantor) consolidates with or merges into Performance Guarantor, in either event pursuant to a transaction in which the outstanding Voting Stock of Performance Guarantor is reclassified or changed into or exchanged for cash, securities or other property.

“CHR” is defined in the preamble.

“CHR Parties” means CHR, the Master Servicer, the Seller, the Originators and the Performance Guarantor.

“CHRCI” means C.H. Robinson Company Inc.

“Closing Date” is defined in Section 5.1.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” is defined in Section 9.1.

“Collections” means, with respect to any Pool Receivable, all funds which either (a) are received by Seller, an Originator, CHR, Master Servicer or any other Person from or on behalf of the related Obligors in payment of any amounts owed (including purchase prices, finance charges, interest and all other charges) in respect of such Pool Receivable, or applied to such other charges in respect of such Pool Receivable, or applied to such amounts owed by such Obligors (including insurance payments that Seller or Master Servicer applies in the ordinary course of its business to amounts owed in respect of such Pool Receivable and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligor or any other party directly or indirectly liable for payment of such Pool Receivable and available to be applied thereon) or (b) are deemed to have been received by Seller or any other Person as a Collection pursuant to Section 3.2 (it being understood that Collections shall not refer to the purchase price paid by any Purchaser to Seller for Purchases of the Pool Receivables and Related Assets pursuant to Section 1.1).

“Commercial Paper Notes” means short-term promissory notes issued or to be issued by a Conduit Purchaser to fund its investments in accounts receivable or other financial assets.

“Commitment” means, with respect to each Committed Purchaser, the maximum amount which such Committed Purchaser is obligated to pay hereunder on account of any Purchase, as set forth on Schedule I hereto, as such amount may be increased in accordance with Section 1.4.

“Commitment Fee” is defined in the Fee Letter.

“Committed Purchaser” means each Person listed as such as set forth on the signature pages of this Agreement.

“Concentration Limit” means at any time for any Obligor, the product of (a) such Obligor’s Specified Concentration Percentage, and (b) the aggregate Unpaid Balance of the Eligible Receivables at the time of determination.

“Conduit Purchaser” means each commercial paper conduit listed as such as set forth on the signature pages of this Agreement.

“Conduit Trustee” means, with respect to any Conduit Purchaser, a security trustee or collateral agent for the benefit of the holders of the Commercial Paper Notes of such Conduit Purchaser or commercial paper note issuer appointed pursuant to such entity’s program documents.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with ~~BSBY~~SOFR or any proposed Successor Rate or Daily 1M SOFR, as applicable, any conforming changes to the definitions of ~~Bank Rate,~~ “Base Rate”, ~~BSBY~~“SOFR”, “Daily 1M SOFR” and “Yield Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate~~,~~(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Transaction Document).

“Consent Party” means each party required to sign any amendment, modification or waiver of any provisions of this Agreement or consent to any departure by Seller or Master Servicer therefrom pursuant to Section 13.1.

“Contract” means, with respect to any Receivable, a contract (including any purchase order or invoice), between an Originator and an Obligor, pursuant to which such Receivable arises or which evidences such Receivable and, for purposes of this Agreement only, which has been sold or contributed to Seller pursuant to the Sale Agreement. A “related” Contract with respect to a Pool Receivable means a Contract under which such Pool Receivable arises or which is relevant to the collection or enforcement of such Receivable.

“Control” when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or activities of a Person or entity, whether through the ownership of voting securities or membership interests, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“CP Rate” means, for any period and with respect to any Rate Tranche funded by Commercial Paper Notes of any Conduit Purchaser, the per annum rate equivalent to the weighted average cost (as determined by the applicable Purchaser Agent for such Conduit Purchaser and which shall include commissions and fees of placement agents and dealers, incremental carrying costs incurred with respect to Commercial Paper Notes maturing on dates other than those on which corresponding funds are received by such Conduit Purchaser, other borrowings by such Conduit Purchaser (other than under any Liquidity Agreement) and any other costs and expenses associated with the issuance of Commercial Paper Notes) of or related to the issuance of Commercial Paper Notes that are allocated, in whole or in part, by such Conduit Purchaser or the applicable Purchaser Agent to fund or maintain such Rate Tranche (and which may be also allocated in part to the funding of other assets of such Conduit Purchaser (determined in the case of Commercial Paper Notes issued on a discount by converting the discount to an interest equivalent rate per annum); provided, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, Seller agrees that any amounts payable to the applicable Conduit Purchaser in respect of Yield for any Yield Period with respect to any Rate Tranche funded by such Conduit Purchaser at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Commercial Paper Notes issued by such Conduit Purchaser to fund or maintain such Rate Tranche that corresponds to the portion of the proceeds of such Commercial Paper Notes that was used to pay the interest component of maturing Commercial Paper Notes issued by such Conduit Purchaser to fund or maintain such Rate Tranche, to the extent that such Conduit Purchaser had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Commercial Paper Notes (for purposes of the foregoing, the “interest component” of Commercial Paper Notes equals the excess of the face amount thereof over the net proceeds received by such Conduit Purchaser from the issuance of Commercial Paper Notes, except that if such Commercial Paper Notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such Commercial Paper Notes through maturity).

“Credit and Collection Policy” or “Credit and Collection Policies” means with respect to any Pool Receivable, Master Servicer’s credit and collection policies and practices, as applicable, relating to Contracts and Receivables, each as described in Schedule 6.2(n), as amended, restated, supplemented, waived or otherwise modified without violating Section 7.6(b).

“Cut-Off Date” means the last day of each Settlement Period.

“Daily 1M SOFR” means, for any day during any Yield Period, the rate per annum equal to the Term SOFR Screen Rate for such day for a one (1) month period (or if the rate is not published on such determination date then the Term SOFR Screen Rate on the first Business Day immediately prior thereto).

“Daily Simple SOFR” with respect to any applicable determination date means ~~the secured overnight financing rate (“~~SOFR~~”)~~  published on such date ~~by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator)~~ on the Federal Reserve Bank of New York’s website (or any successor source).

“Days Sales Outstanding” means, on any date, the number of days equal to the product of (a) 30 and (b) the amount obtained by dividing (i) the aggregate Unpaid Balance of the Pool Receivables as of such date by (ii) the aggregate initial Unpaid Balance of Pool Receivables which were originated during the immediately preceding Settlement Period.

“Debt” means with respect to any Person at any time, without duplication, (a) all obligations of such Person for money borrowed or raised, all obligations (other than accounts payable and other similar items arising in the ordinary course of business) for the deferred payment of the purchase price of property, and all capital lease obligations or other obligations which, in each case, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person and all guarantees (whether contingent or otherwise) of such Person guaranteeing the Debt of any other Person, whether directly or indirectly (other than endorsements for collection or deposit in the ordinary course of business).

“Deemed Collections” is defined in Section 3.2(a).

“Default Rate” means, a rate per annum equal to the higher of (A) ~~BSBY Rate~~Daily 1M SOFR on such date plus the SOFR Adjustment, plus 2.0% per annum and (B) the applicable Prime Rate for such date.

“Default Ratio” means, for any Settlement Period, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate Unpaid Balance of all Defaulted Receivables as of the Cut-Off Date of such Settlement Period and (b) the denominator of which is the aggregate Unpaid Balance of all Pool Receivables on the Cut- Off Date of such Settlement Period.

“Defaulted Receivable” means a Pool Receivable: (a) as to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such payment with respect to such Pool Receivable, (b) as to which the Obligor thereof is subject to an Event of Bankruptcy that has occurred and is continuing or (c) which, consistent with the Credit and Collection Policy, would be or should have been written off as uncollectible; provided, that once a Pool Receivable has been written off as uncollectible it shall no longer be a Defaulted Receivable.

“Delinquency Ratio” means, for any Settlement Period, a fraction (expressed as a percentage) (a) the numerator of which is the aggregate Unpaid Balance of all Delinquent Receivables as of the Cut-Off Date of such Settlement Period and (b) the denominator of which is the aggregate Unpaid Balance of all Pool Receivables on the Cut-Off Date of such Settlement Period.

(u) which does not relate to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods;

(v) which is neither (i) a Supplier Receivable nor (ii) an Affiliate Receivable;

(w) the Obligor of which is not an Affiliate of any of the parties hereto; and

(x) for which the related invoice with respect to such Receivable does not include any Excluded Receivable.

“Enhancement Agreement” means any agreement between a Conduit Purchaser and any other Person(s), entered into to provide (directly or indirectly) credit enhancement to such Conduit Purchaser’s commercial paper facility.

“Enhancement Provider” means any Person providing credit or similar support to a Conduit Purchaser under an Enhancement Agreement, including pursuant to an unfunded commitment, or any similar entity with respect to any permitted assignee of such Conduit Purchaser.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which together with the Person is a member of a controlled group of corporations or a controlled group of trades or businesses and would be deemed a “single employer” within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Erroneous Payment” has the meaning specified in Section 11.13(a).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 11.13(d).

“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:
(a) (i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any Law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue unstayed or undismissed for a period of sixty (60) days (or, for purposes of Section 10.1(e), if such case or proceeding is in respect of Seller, zero (0) days); or (ii) an order for relief in respect of such Person shall be entered in an involuntary case under federal bankruptcy laws or other similar Laws now or hereafter in effect; or

(b) such Person (i) shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar Law now or hereafter in effect, or (ii) shall consent to the appointment of or taking possession by considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Portfolio Balance” means, at any time, an amount equal to the aggregate Unpaid Balance of Pool Receivables that are Eligible Receivables determined at such time, minus (without duplication) the sum of (a) the aggregate Excess Obligor Concentration Amount at such time, plus (b) the Excess Foreign Receivables Concentration Amount at such time.

“Obligations” means all obligations of Seller arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, all Indemnified Amounts, payments on account of Collections received or deemed to be received and fees.

“Obligor” means a Person obligated to make payments under a Contract with respect to a Receivable, including any guarantor thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Originator” means, each Person from time to time party to the Sale Agreement, as an originator. As of the Closing Date, CHRCI is the only Originator.

“Payment Recipient” has the meaning specified in Section 11.13(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Peak Loss Ratio” means, with respect to any date of determination, the highest average Loss Ratio for any three consecutive Settlement Periods observed over the preceding twelve Settlement Periods.

“Performance Guarantor” means CHR.

“Performance Guaranty” means any performance guaranty (or similar agreement) entered into by a Performance Guarantor in favor of Administrative Agent and the other beneficiaries thereto, in form and substance acceptable to Administrative Agent in its sole discretion.

“Person” means a natural individual, partnership, sole proprietorship, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company, any Governmental Authority or any other entity of whatever nature.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code, and that is maintained by or contributed to by any CHR Party or any of their respective ERISA Affiliates, or to which any such entity is obligated to contribute.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Prime Rate” means, with respect to any Purchaser Group, the rate of interest in effect for such day as publicly announced from time to time by the applicable Purchaser Agent, the related Committed Purchaser or their Affiliates as its “reference rate” or “prime rate”, as applicable. Such “reference rate” or “prime rate” is set by the applicable Purchaser Agent, the related Committed Purchaser or their Affiliates based upon various factors, including such Person’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and is not necessarily the lowest rate charged to any customer.

“Prior Receivables Purchase Agreement” means that certain Receivables Purchase Agreement, dated as of April 26, 2017, among the Seller, CHR, the various conduit purchasers, committed purchasers and purchaser agents from time to time party thereof, and Wells, as administrative agent.

“Prior Securitization” means each of the transactions and agreements contemplated by, or with respect to the Prior Securitization Documents.

“Prior Securitization Documents” means each of the Prior Receivables Purchase Agreement, the "Transaction Documents" (as defined in the Prior Receivables Purchase Agreement) and each other document and agreement executed by any CHR Party prior to the date hereof in connection with the Prior Receivables Purchase Agreement.

“Program Administration Agreement” means that certain administration agreement between a Conduit Purchaser and Program Administrator governing certain aspects of the administration of such Conduit Purchaser’s commercial paper facility or any other agreement having similar purposes, as in effect from time to time.

“Program Administrator” means the administrator designated for Purchaser under the Program Administration Agreement.

“Program Fee” is defined in the Fee Letter.

“Program Information” is defined in Section 13.8(a)(i).

“Purchase” is defined in Section 1.1.

“Purchase Notice” means a letter in substantially the form of Exhibit I hereto executed and delivered by the Seller to the Administrative Agent and the Purchaser Agents pursuant to Section 1.2(a).

“Purchase Termination Date” means the earliest of (a) November ~~17~~7, ~~2023~~2025, (b) ten (10) Business Days following the date of receipt by each of the other parties to this Agreement of a written notice of termination provided by Seller, (c) the declaration of the Purchase Termination Date by Administrative Agent in accordance with Section 10.2(a) and (d) the occurrence of an Event of Termination under Section 10.1(e).

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“Sale Agreement” means the Purchase and Sale Agreement, dated as of the Closing Date, among the Originators, as sellers, and Seller, as buyer.

“Sanction” or “Sanctions” means individually and collectively, respectively, economic or financial sanctions, sectoral sanctions, secondary sanctions, or trade embargoes and anti-terrorism laws, including but not limited to imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, or the U.S. Department of State, the U.S. Department of Commerce, the U.S. Treasury, or through any existing or future Executive Order, or (b) the United Nations Security Council, (c) the European Union, (d) or Her Majesty’s Treasury of the United Kingdom or (e) any other Governmental Authority with jurisdiction over any CHR Party.

“Sanctioned Entity” means any individual, entity, group, sector, territory or country that is the target of any Sanctions, including without limitation, any legal entity that is deemed to be a target of Sanctions based on the direct or indirect ownership or control of such entity by any other Sanctioned Entity.

“SEC” means the U.S. Securities and Exchange Commission or any successor governmental authority.

“Securities Act” means the Securities Act of 1933.

“Security” is defined in Section 2(a)(1) of the Securities Act.

“Seller” is defined in the preamble.

“Settlement Date” means, with respect to any Settlement Period, the third (3rd) Business Day following the Reporting Date for such Settlement Period; provided, that the last Settlement Date shall be the last day of the last Settlement Period.

“Settlement Period” means:

(a) the period from the Closing Date to the end of the next calendar month thereafter; and

(b) thereafter, each subsequent calendar month;

provided, that the last Settlement Period shall end on the Final Payout Date.

~~“SOFR Adjustment” with respect to Daily Simple SOFR means 0.11448% (11.448 basis points); and with respect to Term SOFR means 0.11448% (11.448 basis points) for an interest period of one-month’s duration, 0.26161% (26.161 basis points;) for an interest period of~~

~~three-month’s duration, 0.42826% (42.826 basis points) for an interest period of six-months’ duration, and 0.71513% (71.513 basis points) for an interest period of twelve–months’ duration.~~

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means, with respect to Daily 1M SOFR and Daily Simple SOFR, 0.10% (10 basis points).

“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.

“SPE Account” is defined in Section 1.2(b).

“Specified Concentration Percentage” means, with respect to any Obligor, the percentage appearing opposite such Obligor’s applicable rating on the table below:

S&P Short-Term Rating / Long-Term Rating	Moody’s Short-Term Rating / Long-Term Rating	Specified Concentration Percentage
A-1 / A+ or higher	P-1 / A1 or higher	12.00%
A-2 / BBB+ or higher	P-2 / Baa1 or higher	12.00%
A-3 / BBB- or higher	P-3 / Baa3 or higher	6.00%
Below A-3 / BBB- or Not Rated / Withdrawn	Below P-3 / Baa3 or Not Rated / Withdrawn	3.00%

Each Obligor’s “Specified Concentration Percentage” shall be computed as follows:

(i) if such Obligor has a short-term unsecured debt rating (A) from both Moody’s and S&P, such Obligor’s “Specified Concentration Percentage” shall be determined based on the lower of such short-term unsecured debt ratings or (B) from only one of Moody’s or S&P, such Obligor’s “Specified Concentration Percentage” shall be determined based upon the short-term unsecured debt rating that is maintained;

(ii) if such Obligor (A) does not have a short-term unsecured debt rating from either Moody’s or S&P and (B) has a long-term unsecured debt rating (I) from both Moody’s and S&P, such Obligor’s “Specified Concentration Percentage” shall be determined based on the lower of such long-term unsecured debt ratings or (II) from only one of Moody’s or S&P, such Obligor’s “Specified Concentration Percentage” shall be determined based upon the long-term unsecured debt rating that is maintained; and

(iii) if such Obligor has neither a short-term unsecured debt rating nor a long-term unsecured debt rating from either Moody’s or S&P, such Obligor’s “Specified Concentration Percentage” shall be the lowest percentage set forth on the table above.

“Specified Regulation” means (A) the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009 (the “FAS 166/167 Capital Guidelines”), (B) the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), (C) the BASEL Accord, or (D) any existing or future rules, regulations, guidance, interpretations or directives from any Governmental Authority relating to Accounting Standards Codification 860-10-40-5(a), the FAS 166/167 Capital Guidelines, the Dodd-Frank Act or the BASEL Accord (whether or not having the force of law).

“Sub-Servicer” is defined in Section 8.1(c).

“Subordinated Note” as defined in the Sale Agreement.

“Subsidiary” means a corporation or other entity of which Performance Guarantor and/or its other direct or indirect Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership or control interest as have more than 50% of the ordinary voting power for the election of directors or managers, as the case may be.

“Successor Notice” as defined in Section 8.1(b).

“Successor Rate” has the meaning specified in Section 2.7(b).

“Supplier Receivable” means any Pool Receivable the Obligor of which is a material supplier to any Originator or an Affiliate of a material supplier.

“Taxes” means all income, gross receipts, rental, franchise, excise, stamp, occupational, capital, value added, sales, use, ad valorem (real and personal), property (real and personal) and taxes, fees, levies, imposts, charges or withholdings of any nature whatsoever, together with any assessments, penalties, fines, additions to tax and interest thereon, howsoever imposed, by any Governmental Authority or other taxing authority in the United States or by any foreign government, foreign governmental subdivision or other foreign or international taxing authority.

“Term SOFR Replacement Date” has the meaning specified in Section 2.7(b).

“Term SOFR~~” means, for the applicable corresponding Yield Period of BSBY (or if any Yield Period does not correspond to an interest period applicable to SOFR, the closest corresponding interest period of SOFR, and if such interest period of SOFR corresponds equally to two Yield Periods of BSBY, the corresponding interest period of the shorter duration shall be~~

~~applied)~~ Screen Rate” means the forward-looking SOFR term rate ~~based on SOFR that has been selected or recommended by the Relevant Governmental Body.~~administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Tranche Investment” means in relation to any Rate Tranche and any Purchaser the amount of such Purchaser’s Investment allocated by the related Purchaser Agent to such Rate Tranche pursuant to Section 2.1; provided, that at all times the aggregate amounts allocated to all Rate Tranches of all Purchasers shall equal Purchasers’ Total Investment; provided, further, that at all times the aggregate amounts allocated to all Rate Tranches of any Purchaser shall equal the aggregate Investment of such Purchaser.

“Transaction Documents” means this Agreement, the Sale Agreement, the Performance Guaranty, the Fee Letters, the Lock-Box Agreements, Seller’s limited liability company agreement, and all other documents, agreements and certificates to be executed and delivered in connection herewith or in connection with any of the foregoing as to which any CHR Party or any of their Affiliates is a party.

“UCC” means, in respect of each state in the United States of America, the Uniform Commercial Code as from time to time in effect in such state.

“Unmatured Event of Termination” means any event which, with the giving of notice or lapse of time, or both, would become an Event of Termination.

“Unmatured Master Servicer Termination Event” means any event which, with the giving of notice or lapse of time, or both, would become a Master Servicer Termination Event.

“Unpaid Balance” of any Receivable means, at any time, the sum of (a) the unpaid amount thereof, plus (b) the unpaid amount of all finance charges, interest payments and other amounts actually accrued thereon at such time, but excluding, in the case of clause (b) above, all late payment charges, delinquency charges, and extension or collection fees.

“U.S. Dollars” means dollars in lawful money of the United States of America.

“Voting Stock” of any Person means the common stock of such Person and any other security of, or ownership interest in, such Person having ordinary voting power to elect a majority of the board of directors (or other Persons serving similar function) of such Person.

“Wells” means Wells Fargo Bank, N.A.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield” means, for any day with respect to any Rate Tranche:

{(PTI x YR)/360} + LF

Annex A

(attached)